Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form S-4 and related Prospectus of Belden Inc. for the offer to exchange $350 million of 7% Senior Subordinated Notes due 2017 and to the use of our report dated February 28, 2007, with respect to the consolidated financial statements of Belden Inc. included and incorporated by reference therein, to the incorporation by reference therein of our report dated February 28, 2007 with respect to the consolidated financial schedule of Belden Inc. and to the incorporation by reference therein of our report dated February 28, 2007 with respect to Belden Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Belden Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
St. Louis, Missouri
August 24, 2007